Exhibit 99

Contact:
Bradley D. Lehan
(904) 819-2128

Amy Bramlitt, Florida East Coast Railway CFO,

Named FECI Vice President & Controller

Florida East Coast Industries Announces Resignation of

Mark Leininger, Vice President & Controller

ST. AUGUSTINE, Fla., May 16, 2006 — Florida East Coast Industries, Inc. (FECI), (NYSE:FLA), announced today that Amy Bramlitt, Vice President & Chief Financial Officer of Florida East Coast Railway, LLC (“FECR”), will assume additional responsibilities of FECI Vice President & Controller. The FECI corporate accounting function will now report to Amy Bramlitt.

Daniel H. Popky, Executive Vice President & Chief Financial Officer of Florida East Coast Industries, stated, “Over the past few years, FECI has moved from four operating subsidiaries to two and, as a result, I believe it is now appropriate, with the closing of the Codina acquisition and Mark Leininger’s resignation, to consolidate some of the holding company functions. Amy’s combination of strong technical, operational and strategic skills have greatly benefited FECR since she joined the Railway in 2002, and her solid accounting background makes her well suited to assume responsibility for the corporate accounting functions.”

Amy Bramlitt joined FECR in March 2002 as Vice President & Controller and was promoted to Chief Financial Officer in November 2004. Prior to joining FECR, Amy’s work experience included positions with CSX Transportation and Ernst & Young. Amy is a Certified Public Accountant.

Florida East Coast Industries also announced today that Mark Leininger, Vice President & Controller, has resigned to pursue a career in academia. Mark plans to return to school to obtain his Masters in Business Administration and subsequently pursue a full time position as a college professor. Mark has been part of the adjunct faculty at Flagler College in St. Augustine since 2003.

Mr. Popky added, “I would like to thank Mark for his significant contributions to FECI since joining the Company in 1999. In addition to assisting FECI and our subsidiaries in the development and execution of our operating plans, which included the spin-off from The St. Joe Company, Mark has strengthened the financial controls and disclosures. We wish Mark much success in his future endeavors.”

About Florida East Coast Industries

Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler/Codina Development Company (Flagler/Codina) and Florida East Coast Railway, L.L.C. (FECR). Flagler/Codina owns, leases and manages 8.1 million square feet of commercial and industrial space, as well as an additional 575,000 square feet under construction, and owns approximately 678 acres of entitled land and approximately 3,137 acres of additional Florida properties. In addition, Flagler/Codina holds additional properties in joint ventures with partners such as AMB Properties and JP Morgan. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville, Ft. Lauderdale and Miami. For more information, visit the Company’s Web site at http://www.feci.com.

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company’s present expectations or beliefs concerning future events. These statements may be identified by the use of words like “plan,” “expect,” “see”, “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” “may”, and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in the general and local real estate market or in general economic conditions, and other risks inherent in the real estate business. Further information on these and other risk factors is included in the Company’s filings with Securities and Exchange Commission, including the Company’s most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.